Exhibit 99.4

Execution Copy

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT, dated as of November 10, 2009 is made and entered into by each of the shareholders of the Company set forth on the signature pages hereto (each a “Shareholder” and collectively the “Shareholders”).

WHEREAS, each Shareholder has received shares of common stock of The Hackett Group, Inc. (the “Company”) pursuant to that certain Asset Purchase Agreement by and among Archstone Acquisition Corp., Hackett-REL, Ltd (UK), The Hackett Group B.V., the Company, and the Shareholders (the “Purchase Agreement”); and

WHEREAS, the Company and the Shareholders have agreed to establish certain provisions with respect to the Shareholders’ acquisition of shares of the common stock of the Company (the “Common Stock”) on the terms and conditions stated herein.

Therefore, in consideration of the covenants and undertakings set for the herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, including its Affiliates.

ARTICLE 2

STANDSTILL COVENANT OF SHAREHOLDERS

From the date hereof until the twelve-month anniversary of the closing of the Purchase Agreement, no Shareholder will, nor permit its Affiliates to, collectively or individually, directly or indirectly, unless specifically requested in writing by the Company, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any shares of Common

Stock, or a direct or indirect right to acquire the beneficial ownership of any shares of Common Stock, of the Company.

ARTICLE 3

MISCELLANEOUS

3.01. Specific Performance. The parties agree that a breach or threatened breach of the covenants or restrictions contained in this Agreement would cause irreparable harm to the Company, and that a remedy at law for any breach or threatened breach would be inadequate and would be difficult to ascertain. Therefore, in the event of a breach or threatened breach of any of the covenants or restrictions contained in this Agreement, the Company shall have the independent right to enjoin any Shareholder from any threatened or actual activities in breach of this Agreement. No Shareholder will assert as a defense that the harm to the Company is not irreparable or that money damages are an adequate remedy. The existence of any claim or cause of action of any Shareholder against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement of the covenants and restrictions described in this Agreement. The parties agree that the provisions of this Section shall be construed as an independent agreement of any other provision of this Agreement. The remedy provided in this Section shall be in addition to any other remedies available to the Company at law, in equity or otherwise.

3.02. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, shall be delivered in accordance with the notice provisions of the Purchase Agreement.

3.03. Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Shareholders and the Company. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.04. Benefit; Successors and Assigns; No Third Party Beneficiaries. This Agreement is for the benefit of, and may be enforced by, the Company. The provisions of this Agreement shall be binding upon the Shareholders hereto and their respective successors and assigns; provided that, none of the Shareholders may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the Company. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the Company any rights or remedies hereunder.

3.05. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3.06. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties hereto.

3.07. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

3.08 Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HACKETT GROUP, INC.

By:	/s/ Frank Zomerfeld
Name:	Frank A. Zomerfeld
Title:	E.V.P. and Secretary

ARCHSTONE CONSULTING LLC

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	President and Chief Executive Officer

ARCHSTONE CONSULTING UK LIMITED

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	Director

ARCHSTONE CONSULTING NETHERLANDS BV

By:	/s/ Todd Lavieri
Name:	Todd Lavieri
Title:	Authorized Proxy